EXHIBIT 10.1

March 7, 2012
Jennifer Simpson, PhD
765 Warren Street
Westfield, New Jersey 07090

Re:           Employment Offer

Dear Jennifer:

Delcath Systems, Inc. (“Delcath” or “Company”) is pleased to offer you the position of Executive Vice President, Global Marketing at the New York, NY location of Delcath.  This position reports directly to the President and Chief Executive Officer.  Your start date is no later than March 26, 2012.  This letter is written to confirm the details of our offer to you.   The terms of your employment offer include the following:

1.
Your initial rate of base salary will be paid at an annualized rate of $285,000 per year.  Your base salary will be reviewed periodically and may be increased or decreased.  In the event you are awarded a merit increase in 2013, any such increase will be pro-rated to reflect your start date of employment.  The base salary is intended to compensate you for all hours worked.  Compensation and benefits are subject to applicable taxes, deductions, and withholdings

2.
You will also be eligible to earn an annual performance bonus based upon the achievement of annual performance goals according to the terms of the Company’s annual incentive plan (“AIP”).   Your annual incentive target bonus will be up to 40% of your gross annual base salary.  You will be eligible to participate in the Company’s AIP for 2012 and your bonus award, if any is earned, will be pro-rated for 2012 from your start date of employment.

3.
On your first day of employment with the Company, you will be granted a stock option to purchase 60,000 shares of the Company’s common stock at a price per share equal to the closing price on the date of grant (“Option”).  The Option will be granted under the 2009 Stock Incentive Plan (“2009 Plan”) and shall be subject to the terms of the 2009 Plan and such further terms and conditions as set forth in a written stock option grant letter to be provided by the Company to you to evidence the Option.  The Option will vest in three (3) equal installments (1/3 each) over a three (3) year period on the first, second and third anniversary of your employment start date with Delcath.  The Option shall vest in full and become immediately exercisable in the event of a Change of Control (“COC”) as defined in the 2009 Plan if the Option has not otherwise already expired or been terminated.  The Option will be a non-qualified option and is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

4.
On your first day of employment with the Company you will also be granted 7,500 shares of restricted stock (the “Restricted Stock Award”).  The Restricted Stock Award will vest in three (3) equal installments (1/3 each) over a three (3) year period on the first, second and third anniversary of your employment start date with Delcath. The Restricted Stock Award shall be granted under the Company’s 2009 Plan and shall be subject to the terms of the 2009 Plan and such further terms and conditions as set forth in a written restricted stock agreement to be provided by the Company to you to evidence the Restricted Stock Award under the 2009 Plan. The Restricted Stock Award shall vest in full in the event of a COC as defined in the 2009 Plan if the Restricted Stock Award has not otherwise already expired or terminated.

5.
You will receive a Special One-Time Bonus of $50,000 (“Special Bonus”) payable within your first payroll cycle.  If you are terminated for cause or resign prior to the first anniversary of your date of employment, you shall be obligated to return a pro rata portion of the Special Bonus to the Company based upon the number of days remaining until your first anniversary with the Company, divided by 365.  (For example, if you resigned or were terminated for cause on your 300th day of employment, you would owe the Company 65/365ths x $50,000, or $8,904.11.)

6.
As of your first day of employment with Delcath, you will be eligible to earn four  (4) weeks of paid vacation annually (which will accrue on a monthly basis), according to the terms of Delcath’s vacation policy, provided that your vacation days will be pro-rated for the 2012 calendar year based upon your start date of employment with Delcath.

7.
You will be entitled to participate in various Company benefit programs.  Company benefits may be modified or terminated from time to time in the Company’s sole discretion.  At present, you will be eligible for the following Company benefits, subject to the terms and conditions of the applicable plans or policies:

i.	Health and Dental insurance;

ii.	Life, Accidental Death and Dismemberment, Short and Long Term Disability insurance;

iii.	Participation in the Company’s 401K retirement savings plan;

iv.	Participation in the pre-tax transit program, if available;

v.	Participation in a Flexible Spending Account.

In case of a conflict between any benefit described anywhere in this agreement and the applicable plan or policy, the terms of the applicable plan or policy will control.

8.	Your employment will at all times be subject to Delcath’s policies and procedures as in effect from time to time.

9.
The Company may terminate your employment at any time and for any or no reason, with or without cause or advance notice, by giving you written notice of such termination. Similarly, you may terminate your employment with the Company at any time, for any or no reason, upon fourteen (14) days written notice to the Company, during which time you shall provide reasonable transition assistance to the Company. Your employment with the Company will be as an employee “at will”.  As such, no written or verbal statement will be construed to create a real or implied contract of continued employment.

10.
Upon termination of your employment for any reason, all compensation and benefits will cease immediately (except as specifically provided in Section 11 below), and you will receive no additional payments from the Company other than your accrued base salary through your last day of work and accrued and unused vacation benefits earned through the date of your termination.

11.	If, and only if, the Company terminates your employment without “cause” (as defined in below), you will be entitled to the following:

a.           severance payments equal to twelve (12) months of your annualized base salary (“Severance Payment”), paid in equal installments over the course of the 12-month period following your employment; provided, however, that in order to receive the Severance Payment and the other benefits described in Sections 11 b. and 11 c. below, you will be required to execute and not rescind a general release in favor of the Company in a form prepared by and acceptable to the Company.  As used in this agreement, “cause” shall mean that one or more of the following has occurred: (1) you have committed a crime punishable as a felony; (2) you have engaged in fraud, dishonesty, gross negligence, or other misconduct, including but not limited to use of controlled substances; (3) you have failed to perform or uphold your responsibilities under this agreement or comply with reasonable directives of the Board; or (4) you have materially breached this agreement or any other agreement with the Company, including but not limited to the Confidentiality and Restrictive Covenant Agreement; (5) you have violated a written Company policy, including but not limited to violation of the Code of Ethics; or (6) you have engaged in conduct that reflects poorly upon you or the Company.

b.           continuation of the group health, dental, vision, and prescription drug coverages in which you are enrolled at the time your employment terminates with the Company, pursuant to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); Company agrees to subsidize 100% of the COBRA premiums of such COBRA coverage until the twelve month anniversary of the date upon which your employment with the Company terminates, provided you are eligible for and elect such continuation coverage(s).

c.            to the extent the date of your termination of employment occurs after the close of a calendar year but before the bonus payment date for such year, you shall be eligible to receive any annual incentive bonus award for the completed calendar year to the extent you have earned such award based upon the achievement of objectives in accordance with the terms and conditions of the Company’s annual incentive plan.

12.
This offer is a conditional offer contingent upon Delcath’s completion of a satisfactory background check and drug screen by you.  This offer is also conditioned upon your acceptance and agreement to the enclosed Confidentiality and Restrictive Covenant Agreement.  Please sign both copies of the Confidentiality and Restrictive Covenant Agreement and return them to me for signature on behalf of Delcath.

13.
On your first day, you will be required to complete the U.S. Government Eligibility form (Form I-9) and provide documents that verify your identity and employment eligibility.  Enclosed is a copy of the documents that may be provided to establish your right to work in the United States.

14.
This agreement is governed by and will be construed in accordance with the laws of the State of New York.  The parties agree that any action relating to this agreement will be instituted and prosecuted exclusively in a federal or state court located in the State of New York, New York County.  Delcath and you irrevocably consent to submit to the personal jurisdiction of the state and federal courts of New York and agree not to bring any action relating to this agreement in any other court.

15.
When signed by you, this offer letter will become a legally binding agreement.  This agreement (including the Confidentiality and Restrictive Covenant Agreement, the Stock Option grant letter and the Restricted Stock grant letter referred to above) contains the entire agreement relating to the subject matter hereof.  No modification, discharge or waiver of this agreement will be binding on Delcath unless agreed to in writing signed by an officer of Delcath.  This agreement automatically will inure to the benefit of Delcath, its successors and assigns.

We are pleased that you will be joining Delcath and are confident your skills and talents will become valued assets to our organization.  If you agree with the terms outlined above, please sign below where indicated whereupon this letter will become a binding agreement.  Please return the original to my attention by March 13, 2012, along with the two signed copies of the Employee Confidentiality and Restrictive Covenant Agreement.

We look forward to having you join our team.

Sincerely,

/s/ Peter Benoit

Peter Benoit
Director, Human Resources

I, Jennifer Simpson PhD, agree and accept this offer of employment with Delcath Systems, Inc.

/s/ Jennifer Simpson	Date:	3/9/12

(Signature)